Emergent Capital, Inc. Announces Fourth Quarter and Year-End 2016 Results and Subsequent Developments
Company Reports Book Value of $6.08 per Share

Boca Raton, Fla., March 21, 2017 – Emergent Capital, Inc. (OTCQB: EMGC) ("Emergent" or the "Company"), today announced its financial results for the three months and year ended December 31, 2016.
Three Months Ended December 31, 2016
Total income from continuing operations was $3.7 million for the three month period ended December 31, 2016 compared to $3.1 million for the same period in 2015. The increase was primarily a result of a change in the fair value of life settlements which was positively impacted by discount rate adjustments. This was offset by a decrease in the gain on maturities of $3.1 million on two policies during the three month period ended December 31, 2016 compared to a $7.7 million gain on maturity of two policies for the same period in 2015.
The following table provides a summary of the components of income from the Company's life settlements.

	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015
Change in estimated probabilistic cash flows	$20,994	$16,087
Premiums paid during period	(18,931)	(16,680)
Change in life expectancy evaluation	(3,764)	(1,329)
Change in discount rates	2,156	(2,770)
Unrealized gain on acquisitions	0	96
Realized gain on maturities	3,098	7,731
Change in fair value of life settlements	$3,553	$3,135

*Amounts in thousands

Total expenses from continuing operations were $27.3 million for the three month period ended December 31, 2016 compared to $18.5 million for the same period in 2015. The increase was primarily attributable to interest expense of $8.1 million during the three month period compared to $5.8 million during the same period in 2015, and a loss of $14.2 million for the change in fair value of revolving credit facilities compared to a gain of $1.3 million during the same period in 2015. Interest expense for the three month period ended December 31, 2016 includes $1.2 million of interest on the 15% Senior Secured Notes and $388,000 in debt issuance costs associated with an amendment to the White Eagle Revolving Credit Facility during the quarter ended December 31, 2016.
Total expenses were also impacted by a reduction in legal expenses of $9.3 million which included a $6.5 million payment relating to the Company's indemnification obligations for the conclusion of the United States Attorney's Office (USAO) Investigation on December 31, 2015.

During the quarter ended December 31, 2016, the Company amended the White Eagle Revolving Credit Facility and pledged 190 life settlement policies purchased from wholly owned subsidiaries of the Company as additional collateral under the facility for an additional policy advance of approximately $71.1 million. Proceeds were used, in part, to extinguish the debt under the Red Falcon Revolving Credit Facility. A loss on extinguishment of debt of $554,000 was recorded during the three month period ended December 31, 2016. As amended, the White Eagle Revolving Credit Facility term was extended by approximately 4 years from April 30, 2028 to December 31, 2031.This extension has impacted the overall cash flow that drives the fair value calculation of the facility.
The Company reported a net loss from continuing operations of $23.7 million, or $(0.84) per diluted share for the three month period ended December 31, 2016, compared to a net loss of $13.7 million, or $(0.49) per diluted share for the same period in 2015. The net loss for the quarter ended December 31, 2015 includes an income tax benefit of $1.7 million. There was no income tax benefit during the quarter ended December 31, 2016.

Year Ended December 31, 2016
Total income from continuing operations for the year ended December 31, 2016 was $1.1 million compared to $46.9 million during the same period in 2015. The decrease is primarily due to17 maturities during the year ended December 31, 2015 which resulted in a net gain of $47.9 million compared to 12 policy maturities and a net gain of approximately $17.9 million for the year ended December 31, 2016. Income from continuing operations was further impacted by the adoption of the 2015 VBT, which reduced the fair value of the Company's life settlements by $17.6 million.
The following table provides a summary of the components of income from the Company's life settlements.

	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015
Change in estimated probabilistic cash flows	$78,406	$76,706
Premiums paid during period	(71,681)	(64,923)
2015 VBT Adoption	(17,638)	—
Change in life expectancy evaluation	(16,015)	(20,029)
Change in discount rates	9,305	1,071
Unrealized gain on acquisitions	611	5,952
Realized gain on maturities	17,876	47,940
Change in fair value of life settlements	$864	$46,717

*Amounts in thousands

Total expenses from continuing operations were $50.5 million for the year ended December 31, 2016 compared to $86.0 million for the same period in 2015. The reduction was primarily associated with the adoption of the 2015 VBT that resulted in a gain of approximately $15.7 million for the change in fair value of the Revolving Credit Facilities, an $8.2 million net reduction associated with the extinguishment of the Secured Notes during 2015 and the Red Falcon Revolving Credit Facility during 2016, and a $15.3 million reduction in operating expenses primarily due to a $14.3 million decrease in legal expenses compared to the year ended December 31, 2015.
The Company reported a net loss from continuing operations of $49.4 million, or $(1.79) per fully diluted share, for the year ended December 31, 2016 compared to a net loss of $30.4 million, or $(1.22) per fully diluted share, for the same period in 2015. The net loss for the year ended 2015 includes an income tax benefit of $8.7 million. The Company did not recognize an income tax benefit for the year ended December 31, 2016.
As of December 31, 2016, the Company had approximately $11.3 million of cash and cash equivalents and certificates of deposit of $6.0 million. The Company had 28,413,844 shares outstanding, treasury shares of 608,000 and an undiluted book value of $6.08 per share at December 31, 2016.

Life Settlements Portfolio Highlights
On December 31, 2016, the estimated fair value of the Company’s 621 life insurance policies was $498.4 million compared to $461.9 million for 632 life insurance policies at December 31, 2015. The weighted average discount rate was 16.37% at December 31, 2016 compared to 17.02% at December 31, 2015. The aggregate face value of the Company's portfolio of life insurance policies was approximately $2.9 billion on December 31, 2016.
During the fourth quarter, two life insurance policies that served as collateral under the revolving credit facilities matured totaling $7.5 million. To date in 2017, the Company has experienced two additional policy maturities totaling $6.2 million. The aforementioned maturities occurred within the Company's revolving credit facility.
Antony Mitchell, Chief Executive Officer of Emergent, commented: "We are pleased to have announced a restructuring of our balance sheet with PJC Investments that will benefit all stakeholders and allows us the necessary capital to properly manage and grow our life settlements portfolio. We are working diligently to close this transaction by the end of the second quarter."

About Emergent Capital, Inc.
Emergent (OTCQB: EMGC) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.These statements include, but may not be limited to, those related relating to the restructuring of the Company’s balance sheet with PJC Investments through a proposed transaction, including the timing of closing the proposed transaction, the Company’s belief that the proposed transaction will benefit all its stakeholders, and the Company’s expectations regarding the extent of the impact of the proposed transaction on the Company’s recapitalization efforts to properly manage and grow the Company’s life settlements portfolio. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include (1) risks associated with the proposed transaction, including but not limited to risks related to the failure to close the proposed transactions, including due to the failure to receive the requisite shareholder approval, (2) the ability to successfully complete recapitalization efforts, (3) loss of key management and other personnel, (4) risks associated with our debt leverage and operating covenants under our debt instruments, (5) changes in economic conditions in the United States and abroad, and (6) other risks, uncertainties and other factors described in the Company's quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company's other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com

# # #

-SELECTED FINANCIAL TABLES FOLLOW-

Emergent Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31,

	2016	2015
	(in thousands, except share and per share data)
Income
Loss on life settlements, net	$—	$(41)
Change in fair value of life settlements	864	46,717
Other income	251	215
Total income (loss)	1,115	46,891
Expenses
Interest expense	29,439	27,286
Change in fair value of Revolving Credit Facilities	(1,898)	12,197
Extinguishment of Secured Notes	—	8,782
Extinguishment of Red Falcon Revolving Credit Facility	554	—
Personnel costs	6,070	6,384
Legal fees	6,427	20,739
Professional fees	7,081	7,133
Insurance	835	1,275
Other selling, general and administrative expenses	2,036	2,194
Total expenses	50,544	85,990
Income (loss) from continuing operations before income taxes	(49,429)	(39,099)
Benefit for income taxes	—	(8,719)
Net income (loss) from continuing operations	$(49,429)	$(30,380)
Discontinued Operations:
Income (loss) from discontinued operations	(260)	(644)
Benefit for income taxes	—	—
Net income (loss) from discontinued operations	(260)	(644)
Net income (loss)	$(49,689)	$(31,024)
Basic and diluted income (loss) per share:
Continuing operations	$(1.79)	$(1.22)
Discontinued operations	$(0.01)	$(0.03)
Net income (loss)	$(1.80)	$(1.25)
Weighted average shares outstanding:
Basic and Diluted	27,660,711	24,851,178

Emergent Capital, Inc.
CONSOLIDATED BALANCE SHEETS
December 31,

	2016	2015
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$2,246	$12,946
Cash and cash equivalents (VIE)	9,072	7,395
Certificates of deposit	6,025	2,501
Prepaid expenses and other assets	1,112	1,017
Deposits - other	1,347	1,347
Life settlements, at estimated fair value	680	11,946
Life settlements, at estimated fair value (VIE)	497,720	449,979
Receivable for maturity of life settlements (VIE)	5,000	18,223
Fixed assets, net	232	322
Investment in affiliates	2,384	2,384
Total assets	$525,818	$508,060
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$2,590	$3,051
Accounts payable and accrued expenses (VIE)	593	419
Other liabilities	359	360
Interest payable - Convertible Notes	2,272	2,272
Convertible Notes, net of discount and deferred debt costs	60,535	56,812
Interest payable - Senior Secured Notes	213	—
Senior Secured Notes, net of discount and deferred debt costs	29,297	—
White Eagle Revolving Credit Facility, at estimated fair value (VIE)	257,085	169,131
Red Falcon Revolving Credit Facility, at estimated fair value (VIE)	—	55,658
Total liabilities	352,944	287,703
Commitments and Contingencies
Stockholders’ Equity
Common stock (par value $0.01 per share, 80,000,000 authorized at December 31, 2016 and 2015; 29,021,844 issued and 28,413,844 outstanding as of December 31, 2016 and 28,130,508 issued and 27,522,508 outstanding as of December 31, 2015)	290	281
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of December 31, 2016 and 2015)	—	—
Treasury stock (608,000 as of December 31, 2016 and 2015)	(2,534)	(2,534)
Additional paid-in-capital	307,647	305,450
Accumulated deficit	(132,529)	(82,840)
Total stockholders’ equity	172,874	220,357
Total liabilities and stockholders’ equity	$525,818	$508,060

Selected Operating Data (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Period Acquisitions — Policies Owned
Number of policies acquired	—	2	1	43
Average age of insured at acquisition	—	71,000	90.3	85.0
Average life expectancy — Calculated LE (Years)	—	9,300	2.3	5.4
Average death benefit	$—	$485,000	$690	$2,811
Aggregate purchase price	$—	$160,000	$16	$30,695
End of Period — Policies Owned
Number of policies owned	621	632	621	632
Average age of insured	82.4	81.4	82.4	81.4
Average death benefit per policy	$4,745	$4,714	$4,745	$4,714
Average Life Expectancy — Calculated LE (Years)	9.0	9.9	9.0	9.9
Aggregate Death Benefit	$2,946,511	$2,979,352	$2,946,511	$2,979,352
Aggregate fair value	$498,400	$461,925	$498,400	$461,925
Monthly premium — average per policy	$11.0	$9.1	$11.0	$9.1
Period Maturities
Number of policies matured	2	3	12	17
Average age of insured at maturity	86.1	88.5	85.7	85.0
Average life expectancy - Calculated LE (Years)	2.1	2.8	3.4	6.4
Aggregate death benefit	$7,480	$13,935	$37,460	$67,403
Gains on maturity	$3,098	$7,731	$17,876	$47,940
Proceeds collected	$22,480	$5,935	$50,460	$53,454

Company Contact:

David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com